Exhibit 12

Computation of Ratio of Earnings to Fixed Charges

Dollars in millions

	Six Months Ended June 30,
	2007	2006
Earnings:
Earnings from Continuing Operations	$3,656	$3,140
Add back:
Fixed charges	291	234

Total earnings	$3,947	$3,374

Fixed Charges:
Interest, capitalized and expensed	$249	$198
Interest component of rental payments	32	31
Amortization of debt discount and debt expense	10	5

Total fixed charges	$291	$234

Ratio of Earnings to Fixed Charges	13.6	14.4

For purposes of computing this ratio, earnings represent income from continuing operations. Fixed charges represent interest expense including amounts capitalized plus the interest factor in rental expense.

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Dollars in millions

	Six Months Ended June 30,
	2007	2006
Earnings:
Earnings from Continuing Operations	$3,656	$3,140
Add back:
Fixed charges	291	234

Total earnings	$3,947	$3,374

Fixed Charges:
Interest, capitalized and expensed	$249	$198
Interest component of rental payments	32	31
Amortization of debt discount and debt expense	10	5
Convertible Preferred Stock Dividends	—	—

Total fixed charges	$291	$234

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	13.6	14.4

For purposes of computing this ratio, earnings represent income from continuing operations. Fixed charges represent interest expense including amounts capitalized plus the interest factor in rental expense and any preferred stock dividend requirements, adjusted to a pretax basis.